UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant [  ]

Filed by a Party Other than the Registrant [X]

Check the Appropriate Box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[X] Definitive Additional Materials
[  ] Soliciting Material under § 240.14a–12

WHITESTONE REIT
(Name of registrant as specified in its charter)

EREZ REIT OPPORTUNITIES LP
EREZ ASSET MANAGEMENT, LLC
BRUCE SCHANZER
CATHERINE CLARK
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[  ]    Fee paid previously with preliminary materials.
[  ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Erez REIT Opportunities LP, together with the other participants named herein (collectively, “Erez”), on Friday, April 4, 2024, filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of trustee nominees at the upcoming 2024 annual meeting of shareholders of Whitestone REIT, a Maryland real estate investment trust.

On May 10, 2024, Erez and its affiliates issued the following press release:
EREZ ASSET MANAGEMENT OUTLINES SPECIFIC INITIATIVES ITS NOMINEES WILL ADVANCE IF ELECTED TO WHITESTONE REIT BOARD

Whitestone’s Inexperienced Board is Responsible for Years of Underperformance Driven by Uneconomic Capital Allocation, Inattentive Financial and Management Oversight, and Retrograde Corporate Governance

Erez’s Two Trustee Nominees Have the REIT Capital Markets, Shopping Center, and Public Company Board Experience Necessary to Create Long-Term Value for Whitestone Shareholders

Erez Encourages Whitestone Shareholders to Vote Today “FOR” Catherine Clark and Bruce Schanzer and to “WITHHOLD” from David Taylor and Nandita Berry Using the BLUE Proxy Card

NEW ROCHELLE, N.Y. – May 10, 2024 – Erez Asset Management, LLC (“Erez”), a shareholder of Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”), today sent a letter to shareholders urging them to vote immediately to elect Erez’s two trustee candidates – Catherine Clark and Bruce Schanzer – to Whitestone’s Board of Trustees (the “Board”) at the Company’s Annual Meeting of Shareholders, which will be held on Tuesday, May 14, 2024.

The full text of the letter is below:

Dear Fellow Whitestone REIT Shareholders:

Whitestone’s 2024 Annual Meeting is taking place this coming Tuesday, May 14, and now is your last chance to vote for change. For years, Whitestone has underperformed its potential and its peers. Whitestone’s Board does not operate with rigor or excellence and lacks the relevant experience or expertise to ensure Whitestone delivers on its promises. Whitestone missed the specific promises it was to deliver in 2023 regarding lowering G&A and leverage that the Company made in the last contested election in 2018; the management team missed nearly every performance metric in the 2023 compensation plan by a wide mark; and the Company even missed its lowered 2023 earnings guidance after reaffirming that very guidance a month earlier.

These performance challenges are not new and they will not be remedied by the same trustees who created them. In fact, the Company’s current trustees are responsible for years of deficient capital allocation decisions that have destroyed significant shareholder value, poor corporate financial management that has resulted in both short-term and long-term guidance misses, and major governance and disclosure failures that have deprived shareholders of a truly independent Board. If you choose to support them, we believe Whitestone will continue to trade at the largest discount to net asset value (NAV), and at the lowest earnings multiple, of any of the shopping center REITs Whitestone cites as its peers.

Alternatively, you can vote for Erez’s two highly qualified trustee nominees, who have the REIT capital markets, shopping center, and public company board experience – and the energy, motivation and enthusiasm – necessary to help improve Whitestone for the benefit of all shareholders. If elected, our nominees will promptly pursue the following key initiatives to help resolve the Company’s most significant and critical issues:

1.	Poor Capital Allocation
a.	We will work with management to precisely calculate Whitestone’s weighted average cost of capital so it can better ascertain which investments create value and which investments destroy value.
b.
We will encourage management to develop an extensive database of relevant transaction activity so that it has a data-driven, timely view of Whitestone’s net asset value to inform the Board’s analysis of equity issuance or buybacks in the future.

c.
We will suggest the Board form an investment committee and encourage the Board to require management to prepare and provide the committee with detailed investment memoranda for all investments or capital expenditures over $10 million.

d.	We will encourage the Board and management to undertake a quarterly review of returns on capital to refine and improve Whitestone’s underwriting.
e.
We will encourage the Board’s audit committee to more carefully review dividend payments to ensure they satisfy REIT requirements while avoiding wasteful ‘re-cycling’ returns of equity capital as have occurred in the past.

2.	Excess G&A
a.	We will encourage management to conduct a highly detailed study of every corporate expenditure over $5,000 with a “zero-based” approach to evaluating the necessity of all items.
b.	We will also encourage management to iteratively work backwards to the Company’s G&A target. We believe this approach will likely result in a significant reduction of Whitestone’s G&A costs.

3.	Poor Corporate Financial Management
a.	We will encourage management to build a robust and flexible 5-year corporate planning model that will allow it to provide precise and reliable guidance, both internally and to the market.
b.	We will encourage the Board to thoroughly review the model every quarter.
c.	We will encourage the Board’s audit committee to participate in Whitestone’s annual preparation of guidance and conduct an intensive annual review of the corporate model.

4.	Corporate Governance Issues
a.	We will encourage Whitestone to issue corrective disclosures to remedy past deficiencies.
b.	We will encourage the Board’s Nominating and Corporate Governance Committee to conduct searches for future trustees using a nationally recognized search firm.
c.	We will encourage the Board to work with management to convert the single trigger change of control provisions to a double trigger and will endeavor to remove the proxy put.
d.	We will seek to revise the executive compensation program to introduce challenging performance targets that align the interests of management with those of shareholders.

This list is certainly not exhaustive. There is a lot to fix and a lot to do. We are energized by the opportunity to help Whitestone finally create meaningful value for shareholders.

We would be honored if you trust us with your vote, and we look forward to working with our new colleagues on Whitestone’s Board for the benefit of all the Company’s shareholders.

Sincerely,

/s/ Bruce Schanzer

Bruce Schanzer
Chairman, Erez Asset Management

To ensure the election of Catherine Clark and Bruce Schanzer, Erez encourages all Whitestone shareholders to vote “FOR” Catherine Clark and Bruce Schanzer and “WITHHOLD” from David Taylor and Nandita Berry using the BLUE proxy card.

If you have any questions or require assistance in voting your BLUE universal proxy card, please contact our proxy solicitor, Innisfree M&A Incorporated at:
Shareholders may call toll-free: (877) 456-3422
Banks and brokers call: (212) 750-5833

About Erez Asset Management, LLC

Erez Asset Management, LLC is an investment management firm focused on undervalued small market cap REITs. Erez was founded in 2022 by Bruce Schanzer, former CEO of Cedar Realty Trust, a shopping center REIT, after the successful monetization of Cedar. Erez seeks to acquire meaningful stakes in REITs in which it believes it can work collaboratively with the management team and the board to help catalyze improved performance and share price appreciation by pursuing operational initiatives and strategic alternatives intended to benefit all stakeholders.

Contacts
Media:
Mark Semer / Iain Hughes
Gasthalter & Co.
(212) 257-4170
erez@gasthalter.com

Investors:
Jonathan Salzberger / Scott Winter
Innisfree M&A Incorporated
212-750-5833

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "may," "might," "could," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology are generally intended to identify forward-looking statements. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Any forward-looking statements should be considered in light of those risk factors. The Participants (as defined below) caution readers not to rely on any such forward-looking statements, which speak only as of the date they are made. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The Participants disclaim any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Certain Information Concerning the Participants

Erez REIT Opportunities LP, Erez Asset Management LLC, Bruce Schanzer and Catherine Clark (collectively, the "Participants") are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the "Annual Meeting"). On April 5, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the "SEC") their definitive proxy statement and accompanying BLUE Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING BLUE PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying BLUE proxy card has been furnished to some or all of the Company's shareholders and are, along with other relevant documents, publicly available at no charge on the SEC's website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Innisfree M&A Incorporated at the contact information above.